Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement No. 333-179541 on Form S-1 of ZBB Energy Corporation of our report dated September 8, 2011 (which report includes an explanatory paragraph relating to ZBB Energy Corporation's ability to continue as a going concern) relating to the consolidated financial statements of ZBB Energy Corporation and subsidiaries as of June 30, 2011 and for the year then ended, which appears in the Annual Report on Form 10-K  for the year ended June 30, 2011, and to the reference to our firm under the heading "Experts" appearing in the Prospectus, which is part of this Registration Statement.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Milwaukee, Wisconsin
April 10, 2012